Exhibit 1

RECENT DEVELOPMENTS

The information in this section supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D to Mexico’s annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2024 (the 2024 Form 18-K). To the extent that the information included in this section differs from the information set forth in the 2024 Form 18-K, you should rely on the information in this section.

UNITED MEXICAN STATES

Geography and Population

On July 16, 2025, a decree amending, adding, and repealing various provisions of the Ley Federal de Presupuesto y Responsabilidad Hacendaria (Federal Budget and Fiscal Responsibility Law) was published in the Official Gazette to strengthen the allocation of social spending on the basis of empirical evidence. The decree abolishes the Consejo Nacional de Evaluación de la Política de Desarrollo Social (National Council for the Evaluation of Social Development Policy or CONEVAL) and transfers its powers to Instituto Nacional de Estadística y Geografía (National Institute of Statistics and Geography, or INEGI), which is now responsible for issuing and updating the technical guidelines for poverty measurement and social policy evaluation. This transfer of power seeks to enhance fiscal oversight, ensure methodological consistency, and reinforce transparency and independence in public finance management. Pursuant to its new mandate, on August 13, 2025, INEGI published the first official measurement of multidimensional poverty in Mexico, using the Encuesta Nacional de Ingresos y Gastos de los Hogares (National Survey of Household Income and Expenditure, or ENIGH) 2024, reporting that 29.6% of the population (38.5 million people) were living in multidimensional poverty, while 7.0 million people were living in extreme poverty.

Form of Government

The Government

The following table provides the distribution, as of the date of this filing, of Congressional seats reflecting the party affiliations of Mexico’s senators and deputies.

Table No. 1 – Party Representation in Congress (1)

	Senate		Chamber of Deputies
	Seats	% of Total	Seats	% of Total
MORENA	67	52.3	253	50.6
National Action Party	21	16.4	71	14.2
Institutional Revolutionary Party	13	10.2	37	7.4
Citizen Movement Party	6	4.7	27	5.4
Ecological Green Party of Mexico	14	10.9	62	12.4
Labor Party	6	4.7	49	9.8
Unaffiliated	1	0.8	1	0.2
Total	128	100.0%	500	100.0%

Note: Percentages may not total due to rounding. Individual members of Congress may change party affiliations.

(1)	As of September 12, 2025.

Source: Senate and Chamber of Deputies.

Legal and Political Reforms

On July 16, 2025, a decree was published in the Official Gazette enacting the Ley General del Sistema Nacional de Seguridad Pública (General Law on the National Public Security System), which aims to enhance coordination, efficiency and transparency in addressing current security challenges in Mexico.

On July 22, 2025, a decree was published in the Official Gazette issuing the Internal Regulations of the Secretaría de Cultura (Ministry of Culture), which, among other provisions, establish the agency’s structure and operations, define its leadership’s roles and responsibilities, and set forth the duties and responsibilities of the different units within the agency.

On August 4, 2025, a decree was published in the Official Gazette creating the Comisión Presidencial para la Reforma Electoral (Presidential Commission for Electoral Reform), with the aims of increasing citizen participation in the improvement of the electoral system and carrying out analyses and preparing reports on electoral reform topics. The Commission, which will carry out its functions until the earlier of September 30, 2030 or its dissolution by Mexico’s President, will (i) report directly to the President, (ii) be funded with resources included in the federal budget, and (iii) be chaired by a federal executive branch appointee and composed of representatives from various agencies.

On August 20, 2025, the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit), published new management guidelines for investment programs and projects carried out by federal agencies and entities in the Official Gazette, with the goal of prioritizing prosperity, equitable development and social justice, and reducing inequality.

Criminal Justice

On July 16, 2025, several decrees were published in the Official Gazette amending, adding, and repealing certain provisions of the Código Militar de Procedimientos Penales (Military Code of Criminal Procedure), Ley de Disciplina del Ejército y Fuerza Aérea Mexicanos (Mexican Army and Air Force Discipline Act), and the Código de Justicia Militar (Code of Military Justice). These reforms expand military jurisdiction over members of the National Guard, among other changes.

Internal Security

On July 16, 2025, a decree enacting the Ley del Sistema Nacional de Investigación e Inteligencia en Materia de Seguridad Pública (Law on the National Public Security Investigation and Intelligence System) was published in the Official Gazette. The decree aims to regulate the organization and operations of the Sistema Nacional de Seguridad Pública (National Public Security System), as well as the distribution of powers and coordination among federal, state and municipal institutions in accordance with the provisions of Article 21 of the Constitución Política de los Estados Unidos Mexicanos (Political Constitution Mexico).

On July 16, 2025, a decree was published in the Official Gazette issuing the Ley de la Guardia Nacional (National Guard Law) and reforming the Ley Orgánica de la Administración Pública Federal (Organic Law of the Federal Public Administration). Under the National Guard Law, the aim of the National Guard is to carry out public security functions and, in certain cases, collaborate with federal entities or municipalities to preserve order and protect rights. The law also provides that the National Guard may enter into agreements to temporarily assist state or municipal authorities in matters of public security and participate in environmental protection issues. Reforms to the Organic Law of the Federal Public Administration include incorporating the National Guard as a permanent part of the Secretaría de la Defensa Nacional (Ministry of National Defense, or Sedena), granting Sedena a supervisory role over the public security operations of the National Guard, and restructuring the National Guard’s administrative units to strengthen coordination among institutions, among other changes.

On July 22, 2025, the Mexican government launched the Cero Robos (Zero Robberies) strategy to reinforce security on the Mexico-Puebla, Mexico-Querétaro, and Culiacán-Mazatlán highways. As part of the strategy, the National Guard deployed more than 1,100 troops, vehicles, helicopters, drones, and stolen vehicle detection towers. Under the program, the Secretaría de Infraestructura, Comunicaciones y Transportes (Ministry of Infrastructure, Communications and Transportation, or SICT) is expected to modernize infrastructure and build 13 highway rest stops with services and security, among other efforts. This strategy, which will be initially implemented along these three highways, is expected to be expanded to Mexico’s entire federal highway network.

On July 23, 2025, the Mexican government presented ten key actions to implement reforms to the Ley General en Materia de Desaparición Forzada de Personas, Desaparición Cometida por Particulares y del Sistema Nacional de Búsqueda de Personas (General Law on Disappearance and Search for Missing Persons), with the goals of streamlining the identification and location of missing persons, institutionalizing the mandatory use of the Clave Única de Registro de Población (Unique Population Registry Code, or CURP) with biometric data, and guaranteeing comprehensive care for victims and their families. The measures include, among others, (i) launching the Plataforma Única de Identidad (Single Identity Platform) and the Alerta Nacional de Búsqueda (National Search Alert), (ii) strengthening the role of prosecutors’ offices and forensic databases, (iii) harmonizing local laws, (iii) updating approved search protocols, and (iv) promoting inter-institutional coordination between over 450 national and international organizations.

Human Rights

On August 15, 2025, the Secretaría de Gobernación (Ministry of the Interior) held a meeting for federal and state institutions and international organizations on the protection of human rights advocates and journalists, with the aims of (i) strengthening inter-institutional coordination, (ii) reviewing the advances with respect to the application of standards of freedom of expression, human rights, and justice, and (iii) implementing a standardized protocol for the investigation of crimes against freedom of expression.

Anti-Corruption

On September 5, 2025, a decree approving the Programa Sectorial de Anticorrupción y Buen Gobierno 2025-2030 (Anti-Corruption and Good Governance Sector Program 2025-2030) was published in the Official Gazette, establishing policies for federal agencies to eradicate corruption, strengthen public ethics, and prioritize honest, austere and efficient government. The plan is based on four objectives: (i) modernizing public administration, (ii) preventing corruption and impunity, (iii) involving society and the private sector in anti-corruption efforts and (iv) strengthening transparency and access to information. Its implementation will be supervised by the Secretaría Anticorrupción y Buen Gobierno (Ministry of Anti-Corruption and Good Governance), in coordination with the Ministry of Finance and Public Credit.

Access to Information, Government Procurement and Transparency

On August 21, 2025, the Internal Control Body of the Instituto Nacional Electoral (National Electoral Institute, or INE) published new regulations on the powers of INE’s Autoridad Garante (Guarantee Authority) in matters of transparency and personal data protection in the Official Gazette, including procedures for voluntary audits and the filing of complaints, with the goal of ensuring access to public information and the protection of personal data, pursuant to applicable constitutional and regulatory frameworks.

Foreign Affairs, International Organizations and International Economic Cooperation

On July 22, 2025, representatives from the Secretaría de Relaciones Exteriores (Ministry of Foreign Affairs), the Secretaría de Agricultura y Desarrollo Rural (Ministry of Agriculture and Rural Development), the Agencia Mexicana de Cooperación Internacional para el Desarrollo (Mexican Agency for International Development Cooperation, or AMEXCID), and the International Maize and Wheat Improvement Center entered into the Framework Agreement for International Cooperation and the Specific Cooperation Agreement. These agreements will promote international technical and scientific cooperation and development to support the farming sector, including furthering the Estrategia Nacional de Industrialización y Prosperidad Compartida “Plan México” (the National Strategy for Industrialization and Shared Prosperity, or Plan Mexico) to advance self-sufficiency and food sovereignty.

On August 28, 2025, representatives of Brazil and Mexico signed several agreements for bilateral cooperation on trade and investment, as well as in the agriculture, health, and energy sectors, with the aim of building a stronger bilateral partnership.

On August 28, 2025, the 14th Reunión del Comité para la Mejora del Ambiente de Negocios (Meeting of the Committee for the Improvement of the Business Environment, CIBE) was held pursuant to the Acuerdo para el Fortalecimiento de la Asociación Económica entre México y Japón (Agreement for the Strengthening of the Economic Partnership between Mexico and Japan, AAEMJ), with the purpose of reaffirming Mexico and Japan’s commitment to promoting an environment conducive to business, innovation, and sustainable development.

On September 3, 2025, Mexico and the United States reaffirmed their commitment to cooperation on matters of security with the aim of dismantling transnational organized crime by strengthening the countries’ respective national security and law enforcement institutions and judicial authorities. Additionally, the two countries agreed to address the illegal movement of people across the border with the goal of strengthening border security, halting the trafficking of firearms, as well as fentanyl and other illicit drugs.

Environment

On June 17, 2025, representatives of Mexico, Canada and the United States, as parties to the United States-Mexico-Canada Agreement (USMCA), met to review Chapter 24 of the agreement, which establishes the parties’ obligations to protect the environment, promote public participation, and ensure compliance with environmental legislation.

On July 24, 2025, representatives from Secretaría de Medio Ambiente y Recursos Naturales (Ministry of Environment and Natural Resources, or SEMARNAT) and the U.S. Environmental Protection Agency signed a Memorandum of Understanding to address the health and environmental situation in the Tijuana-San Diego border region, reaffirming the countries’ commitment to achieving cross-border solutions to the problems caused by untreated wastewater.

On August 13, 2025, the Agencia de Seguridad, Energía y Medio Ambiente (Agency for Safety, Energy, and the Environment or ASEA) and Petróleos Mexicanos (PEMEX) signed a collaboration agreement to strengthen environmental protection in the hydrocarbons sector through joint actions such as the use of mobile laboratories, training programs, workshops, and the exchange of technical information. This agreement, which is in alignment with the commitments made by the federal executive branch and the Plan Nacional de Desarrollo (National Development Plan), seeks to reduce air pollution, improve air quality, and ensure the safe and efficient operations of hydrocarbon sector facilities.

On August 15, 2025, Mexico, Guatemala, and Belize signed an agreement to create the Great Mayan Jungle Biocultural Corridor throughout 5.7 million hectares of tropical rainforest in the region. This initiative, which includes joint actions to improve fire management and combat illegal logging, and is expected to promote rural development through the Sembrando Vida program, seeks to preserve biodiversity and strengthen environmental cooperation among the three countries.

On September 8, 2025, a decree approving the Programa Sectorial de Medio Ambiente y Recursos Naturales 2025-2030 (Environment and Natural Resources Sector Program 2025-2030) was published in the Official Gazette. The program establishes objectives such as reducing pollutant emissions, protecting and restoring ecosystems and sustainable water management, among others, and its implementation will be mandatory for federal agencies.

THE ECONOMY

Private Sector Investment

On July 21, 2025, guidelines for the application of a decree granting tax benefits to the Polos de Desarrollo de Economía Circular para el Bienestar (Circular Economy Wellbeing Development Hubs) were published in the Official Gazette. The guidelines set forth (i) criteria for selecting properties for the Development Hubs, (ii) the roles of SEMARNAT, public entities, developers, and circular economy companies in the program, (iii) regulations for tenant committees and other technical, financial, and environmental requirements, and (iv) the procedures for the issuance and grounds for revocation of the licenses required to develop activities within the Development Hubs.

Gross Domestic Product

According to preliminary figures, Mexico’s real GDP increased by 1.2% during the second quarter of 2025 compared to the second quarter of 2024. In the second quarter of 2025, GDP increased by a seasonally adjusted quarterly rate of 0.7%, reflecting growth in the tertiary and industry sectors, which was partially offset by a decline in agricultural activity. For more information on the long-term factors affecting Mexico’s GDP, see “The Economy—Gross Domestic Product” in the 2024 Form 18-K.

Employment and Labor

According to preliminary Tasa de Desocupación Abierta (open unemployment rate) figures, Mexico’s unemployment rate was 2.7% as of June 30, 2025, a 1 percentage point decrease from the rate as of June 30, 2024. As of June 30, 2025, the economically active population in Mexico (fifteen years of age and older) was 61.8 million. On September 12, 2025, the minimum wages were Ps. 419.88 per day for municipalities in the Zona Libre de la Frontera Norte (Northern Border Free Trade Zone) and Ps. 278.80 per day for the rest of Mexico, an increase of 12.0%, respectively, from the applicable minimum wages in effect from January 1, 2024 to December 31, 2024. For additional information on Mexico’s minimum wage policy, see “The Economy—Employment and Labor” in the 2024 Form 18-K.

On August 6, 2025, the Mexican government, through the Secretaría del Trabajo y Previsión Social (Ministry of Labor and Social Welfare, or STPS) and the Instituto Mexicano del Seguro Social (Mexican Social Security Institute, or IMSS), announced the expansion of full social security coverage to digital platform workers, such as delivery drivers and couriers, expanding access to health care, pensions, daycare, and accident protection. Following this measure, more than 1.2 million digital platform workers have enrolled for social security benefits under the IMSS.

Principal Sectors of the Economy

Manufacturing

The following table shows the value of industrial manufacturing output in billions of constant 2018 pesos and the percentage change of each sector as compared to the corresponding period in the prior year.

Table No. 2 – Industrial Manufacturing Output by Sector

(In Billions of Pesos and Percent Change Against Corresponding Period of Prior Year)(1)

	Second quarter
	2024(2)			2025(2)
Food	Ps.	993.1	(0.5)%	Ps.	995.7	0.3%
Beverage and tobacco products		248.0	2.0		245.7	(0.9)
Textile mills		26.4	(8.7)		25.1	(4.8)
Textile product mills		15.7	(6.0)		15.6	(0.7)
Apparel		51.3	(9.6)		48.1	(6.1)
Leather and allied products		25.4	(14.8)		23.8	(6.2)
Wood products		34.7	(7.8)		32.2	(7.1)
Paper		101.8	(4.9)		102.7	0.9
Printing and related support activities		22.6	(2.4)		23.0	1.8
Petroleum and coal products		234.9	11.5		237.9	1.3
Chemicals		354.0	3.3		341.3	(3.6)
Plastics and rubber products		162.8	(1.5)		163.3	0.3
Nonmetallic mineral products		155.6	(3.0)		147.1	(5.4)
Primary metals		261.1	(4.6)		259.5	(0.6)
Fabricated metal products		165.0	(1.1)		162.1	(1.8)
Machinery		220.1	(5.4)		218.5	(0.7)
Computers and electronic products		489.7	1.6		504.0	2.9
Electrical equipment, appliances and components		208.5	(1.5)		215.7	3.5
Transportation equipment		1,264.5	1.0		1,237.7	(2.1)
Furniture and related products		48.7	(5.1)		47.6	(2.2)
Miscellaneous		148.9	8.9		189.8	27.4

Total expansion/contraction		Ps.5,232.6	0.1%		Ps.5,236.4	0.1%

(1)	Constant pesos with purchasing power as of December 31, 2018. Percent change reflects differential in constant 2018 pesos.
(2)	Preliminary figures.

Source: INEGI.

Petroleum and Petrochemicals

On August 4, 2025, the credit rating agency Fitch upgraded its long-term foreign and local currency debt rating for Petróleos Mexicanos (PEMEX) from B+ to BB, with a stable outlook. On September 8, 2025, the credit rating agency Moody’s upgraded PEMEX’s rating from B3 to B1, with a stable outlook.

On August 5, 2025, the Ministry of Finance and Public Credit, SENER and PEMEX presented the Plan Estratégico 2025-2035 (Strategic Plan 2025-2035), which defines PEMEX’s financial and productive strategy for the next decade, and prioritizes energy sovereignty and private investment in alignment with national interests. The Strategic Plan is centered on the traditional hydrocarbon energy supply chain and also addresses industrial, logistics and administrative considerations, as well as PEMEX’s role in the transition to renewable energy sources.

Electric Power

On July 17, 2025, President Sheinbaum and representatives of SENER and the Comisión Federal de Electricidad (Federal Electricity Commission, or CFE) reported that the Sistema Eléctrico Nacional (National Electric System, or SEN) has adequate electricity generation capacity, with a 12% reserve margin and an additional 6% cold reserve. To ensure the reliability of short- and medium-term national electricity supply, electricity generation capacity is supported by initiatives including improved planning with Centro Nacional de Control de Energía (National Energy Control Center, or CENACE), the commissioning of new combined-cycle plants, ongoing projects including at least eight additional plants by 2027 and 64 transmission modernization projects, and an expansion plan comprising 73 additional projects.

On August 18, 2025, CFE and the Cámara Nacional de Manufacturas Eléctricas (National Chamber of Electrical Manufacturers, or CANAME) signed an agreement that aims to strengthen Mexico’s energy security and ensure the continuity of electrical service in the event of natural disasters, in line with the energy security and sovereignty objectives of the National Development Plan. With this alliance, CFE will have immediate access to critical materials and services to repair and restore electricity after emergencies, including hurricanes, storms, and other weather events, through a coordination mechanism that provides real-time information on the availability of supplies, inventories, and services nationwide.

On August 21, 2025, representatives of CFE and the Ministry of Energy, announced that CFE will invest U.S.$8.177 billion, as part of the in the Plan de Fortalecimiento y Expansión 2025-2030 (2025-2030 Strengthening and Expansion Plan), to build 275 transmission lines and 524 substations, benefiting 50 million users. The project is expected to increase generation capacity by 29,074 MW by 2030.

Tourism

On August 12, 2025, the Secretaría de Turismo (Ministry of Tourism) reported that from January to June 2025, 23.4 million international visitors arrived in the country, a 7.3% increase compared to the same period in 2024.

Transportation and Communications

Highways

On August 18, 2025, the SICT reported that it is working on 10 priority road projects covering a total length of 2,220 kilometers in 14 states across the country, with an investment of Ps. 112.173 million. The work involves the modernization, expansion, construction and maintenance of public roads.

Seaports

On July 23, 2025, the Mexican government announced an investment of more than Ps. 296 billion to modernize nine strategic ports in the country, including Ensenada, Manzanillo, Lázaro Cárdenas, Acapulco, Veracruz, Progreso, Guaymas, Topolobampo, and Altamira. This initiative, led by the Secretaría de Marina (Ministry of the Navy), seeks to turn Mexico into a regional port powerhouse through projects that will boost trade, tourism, and employment, taking advantage of its geographical location with access to the Pacific Ocean, the Gulf of Mexico, and the Caribbean Sea.

Aviation

On July 19, 2025, the SICT reported that the implementation of measures to improve the safety, efficiency, and competitiveness of the aviation sector, including the planned reduction of operations at Mexico City International Airport (AICM), the transfer of cargo operations to Felipe Ángeles International Airport (AIFA), and the modernization of metropolitan airport infrastructure. The SICT emphasized its dedication to ensuring safe, efficient and competitive aviation that meets user needs, promotes sector development and strengthens international connectivity.

Railways

On July 16, 2025, a decree was published in the Official Gazette announcing the establishment of the Agencia de Trenes y Transporte Público Integrado (Integrated Train and Public Transport Agency), a decentralized body with its own legal status, property and technical and managerial autonomy. The agency will be operate under the SICT and will be responsible for strategic planning, construction, maintenance and other operations of the national railway system.

Communications

On July 16, 2025, the Ley en Materia de Telecomunicaciones y Radiodifusión (Telecommunications and Broadcasting Law) was published in the Official Gazette, which, among other provisions, (i) establishes policies on telecommunications, broadcasting, and satellite communications, (ii) regulates the use of the radio spectrum and public telecommunications networks, (iii) sets forth the requirements in connection with active and passive infrastructure, orbital resources and satellite communications, (iv) aims to protect the rights of users and audiences, and ensure the efficient development of the telecommunications and broadcasting sectors.

On September 5, 2025, the Programa Sectorial de Infraestructura, Comunicaciones y Transportes 2025-2030 (Infrastructure, Communications and Transportation Sector Program 2025–2030) was published in the Official Gazette, establishing strategic objectives and guidelines for developing Mexico’s infrastructure and connectivity. The program’s main goal is to promote inclusive, sustainable and efficient means of transport and communication nationwide, to strengthen balanced economic growth among regions, economic competitiveness, and social well-being.

Mining

On August 21, 2025, the Secretaría de Economia (Ministry of Economy) issued three exploration orders for the Servicio Geológico Mexicano (Mexican Geological Service, or SGM) to carry out research in certain areas of the states of Sonora, Sinaloa, Durango, and the State of Mexico, with the aim of identifying and measuring potential mineral deposits containing gold, copper, silver, lead, zinc, molybdenum, and tungsten. Such geological information is expected to be used to drive innovation, sustainable development, and land-use planning.

FINANCIAL SYSTEM

Monetary Policy, Inflation and Interest Rates

Money Supply and Savings

The following table shows Mexico’s M1 and M4 money supply aggregates at each of the dates indicated. The methodology for the calculation of Mexico’s M1 and M4 money supply is discussed in “Financial System—Monetary Policy, Inflation and Interest Rates—Money Supply and Savings.”

Table No. 3 – Money Supply

	At June 30,
	2024		2025(1)
	(in millions of nominal pesos)
M1:
Bills and coins	Ps.	2,775,121	Ps.	3,035,751
Checking deposits
In domestic currency		2,512,064		2,680,464
In foreign currency		620,205		672,754
Interest-bearing peso deposits		1,520,773		1,622,458
Savings and loan deposits		81,154		102,181

Total M1	Ps.	7,509,317	Ps.	8,113,607

M4	Ps.	18,772,710	Ps.	20,600,934

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.

Source: Banco de México.

Inflation

The following table shows, in percentage terms, the changes in price indices and increases in the minimum wage for the periods indicated.

Table No. 4 – Rates of Change in Price Indices

	National Consumer Price Index(1)(2)	National Producer Price Index(1)(3)(4)	Increase in Minimum Wage(5)
2021	7.4	9.3	15.0;(6) 15.0(7)
2022	7.8	5.3	22.0;(6) 22.0(7)
2023	4.7	1.4	20.0;(6) 20.0(7)
2024	4.2	7.4	20.0;(6) 20.0(7)
2025:
January	3.6	7.6	12.0;(6) 12.0(7)
February	3.8	7.9	—
March	3.8	7.3	—
April	3.9	7.1	—
May	4.4	6.8	—
June	4.3	5.2	—
July	3.5	4.1	—
August	3.6	3.7	—

(1)	Changes in price indices are calculated as the 12-month percentage change. For annual figures, changes in price indices are calculated each December. Monthly figures are annualized.
(2)

Effective August 2018, the Índice Nacional de Precios al Consumidor (National Consumer Price Index, or INPC) was changed to: (1) update the base date to the second half of July 2018; (2) increase the number of categories for goods and services; (3) increase the number of areas represented; and (4) adjust the weighting of each component.

(3)

Índice Nacional de Precios al Productor (National Producer Price Index, or INPP) figures represent the changes in the prices for basic merchandise and services (excluding oil prices). INPP takes July 2019 as a base date.

(4)	Preliminary figures for 2025.
(5)

Effective January 1, 2019, Mexico has two minimum wages: one rate applicable to municipalities located on the border with the United States, which are included in the Northern Border Free Trade Zone, and a different rate applicable to the rest of Mexico. The rate of change for 2019, for both the minimum wage applicable to municipalities located in the Northern Border Free Trade Zone and the minimum wage applicable to the rest of Mexico, is as compared to the minimum wage in effect prior to January 1, 2019.

(6)	Rate of change for minimum wage applicable to municipalities located in the Northern Border Free Trade Zone.
(7)	Rate of change for minimum wage applicable to areas other than the Northern Border Free Trade Zone.

Sources: INEGI; Ministry of Labor and Social Security.

Interest Rates

The following table sets forth the average interest rates per annum on 28-day and 91-day Certificados de la Tesorería de la Federación (Federal Treasury Certificates, or Cetes), the costo porcentual promedio (average weighted cost of term deposits for commercial banks, or CPP) and the 28-day and 91-day tasa de interés interbancaria de equilibrio (equilibrium interbank interest rate, or TIIE) for the periods indicated.

Table No. 5 – Average Cetes, CPP and TIIE Rates

	28-Day Cetes	91-Day Cetes	CPP	28-Day TIIE	91-Day TIIE
2021:
January-June	4.1	4.1	3.2	4.3	4.3
July-December	4.7	5.1	3.3	4.9	5.0
2022:
January-June	6.4	7.0	4.3	6.6	6.8
July-December	8.9	9.6	6.0	9.2	9.6
2023:
January-June	11.1	11.4	7.9	11.3	11.4
July-December	11.1	11.3	8.5	11.5	11.5
2024:
January-June	11.0	11.2	8.7	11.4	11.5
July-December	10.4	10.5	8.3	10.8	11.0
2025:
January	9.9	9.8	7.9	10.3	10.4
February	9.5	9.3	7.8	9.9	10.0
March	9.1	9.0	7.5	9.7	9.8
April	8.8	8.6	7.2	9.3	9.3
May	8.3	8.3	6.9	9.0	9.1
June	8.1	8.0	6.7	8.7	8.8
July	7.7	8.0	6.4	8.3	8.3
August	7.4	7.7	6.2	8.1	8.1

Source: Banco de México.

On August 7, 2025, Banco de México held its fifth monetary policy meeting of 2025 and decreased the Tasa de Fondeo Bancario (overnight interbank funding rate) by 25 basis points, bringing the rate to 7.75%. This decision took into account the current inflationary outlook, the evolution of the exchange rate, the moderate expansion shown by economic activity, and the potential impacts from changes in global trade policies.

On September 11, 2025, the 28-day Cetes rate was 7.35% and the 91-day Cetes rate was 7.59%.

Exchange Controls and Foreign Exchange Rates

Foreign Exchange Rates

The following table sets forth, for the periods indicated, the daily peso/U.S. dollar exchange rates published by Banco de México for the payment of obligations denominated in dollars and payable in pesos within Mexico.

Table No. 6 – Exchange Rates

	Representative Market Rate
	End-of-Period	Average
2020	19.9087	21.4936
2021	20.4672	20.2787
2022	19.4715	20.1193
2023	16.9190	17.7382
2024	20.7862	18.3336
2025:
January	20.6068	20.5490
February	20.5080	20.4571
March	20.4380	20.2417
April	19.6095	20.0564
May	19.3858	19.4355
June	18.8332	19.0300
July	18.7963	18.6909
August	18.6440	18.7063

Source: Banco de México.

On September 12, 2025, the peso/U.S. dollar exchange rate closed at Ps. 18.4483 = U.S.$1.00, a 11.66% appreciation in dollar terms as compared to the rate on December 31, 2024. The peso/U.S. dollar buying exchange rate published by Banco de México on September 12, 2025 (which took effect on the second business day thereafter) was Ps. 18.4990 = U.S.$1.00.

Banking System

As of June 30, 2025, the total assets of the banking sector were Ps. 15,296.3 billion, which represented a real increase of 9.5% as compared to June 30, 2024. As of June 30, 2025, the current loan portfolio of the banking sector had a balance of Ps. 7,797.7 billion, a real increase of 9.6% as compared to June 30, 2024. Finally the banking sector’s net result was Ps. 152.5 billion as of June 30, 2025, 5.9% higher in real terms as compared to June 30, 2024.

On June 23, 2025, the Consejo de Estabilidad Financiera (Financial Stability Board, or FSB) updated its assessment of risks faced by the Mexican financial system, concluding that the Mexican financial system remains solid and resilient. In addition, the FSB highlighted that uncertainty prevails regarding the global monetary policy path given the persistence of downside risks to economic activity and upside risks to inflation.

Banking Supervision and Support

As of June 30, 2025, the Índice de Capitalización (Capitalization Index, or ICAP) for the multiple banking sector was 20.0%, as compared to 19.29% at the end of June 2024 and 19.09% at the end of December 2024. For more information on ICAP, see “Financial System—Banking Supervision and Support” in the 2024 Form 18-K.

As of June 30, 2025, all multiple banking institutions fell under the first early warning category, indicating that the institutions met the minimum capitalization requirements and were sufficiently capitalized in the event of unexpected loss scenarios. No immediate supervisory actions by the Comisión Nacional Bancaria y de Valores (CNBV) were required as of that date.

On July 15, 2025, the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission, or CNBV) fined three banking institutions, CIBanco S.A., Institución de Banca Múltiple (CIBanco), Intercam Banco S.A., Institución de Banca Múltiple (Intercam), and Vector Casa de Bolsa, S.A. de C.V. (Vector), and affiliated entities, for alleged money laundering. The fines, which totaled Ps. 185 million, were imposed for failing to comply with anti-money laundering regulations, as well as for failing to keep records and processing excessive amounts of U.S. dollars in cash.

On July 30, 2025, the Ministry of Finance and Public Credit published the Resolución Final de la Evaluación de Desempeño de Instituciones de Banca Múltiple y Panorama Estratégico de la Banca 2024 (Final Resolution of the Performance Evaluation of Multiple Banking Institutions and Strategic Outlook for Mexican Banking in 2024). In the report, the Ministry of Finance and Public Credit concluded that the banking system in Mexico remains solid and resilient with 45 out of 49 multiple banking institutions operating in 2024 receiving satisfactory ratings.

On August 19, 2025, the Ministry of Finance and Public Credit reported that coordinated efforts with Mexican financial authorities and the banking sector have led to agreements for the acquisition of significant parts of the business of CIBanco and Intercam following temporary interventions by the CNBV. CIBanco’s trust division will be transferred to Banco Multiva, CIBanco’s automotive loans will be transferred to Bancoppel and Kapital Bank will acquire key operations of Intercam Grupo Financiero. These transactions ensure continuity of financial services and protection of clients’ and depositors’ rights in full compliance with the Ley de Instituciones de Crédito (Credit Institutions Law).

Insurance Companies, Mutual Funds and Auxiliary Credit Institutions

As of July 31, 2025, the Comisión Nacional del Sistema de Ahorro para el Retiro (National Retirement Savings System Commission, or CONSAR) reported that total net assets managed within the Sistema de Ahorro para el Retiro (Retirement Savings System, or SAR) reached Ps. 7.6 trillion, representing more than 20.0% of Mexico’s GDP. These resources are invested under a diversified regime, allowing the Sociedades de Inversión Especializada en Fondos para el Retiro (Specialized Investment Companies in Retirement Funds, or SIEFORES) to maximize workers’ savings based on the maturity profile of each fund.

On July 31, 2025, the Comisión Nacional de Seguros y Fianzas (National Insurance and Surety Commission, or CNSF) reported that as of June 30, 2025, the insurance and surety market was comprised of 113 institutions, and that in the second quarter of 2025, direct premiums in the insurance sector increased from Ps. 481 billion to Ps. 544.2 billion, representing an 8.2% real increase compared to the same period in 2024. The insurance and surety sector recorded an 8.1% real growth in profits, increasing from Ps. 40.6 billion in the second quarter of 2024 to Ps. 43.9 billion in the second quarter of 2025.

On July 18, 2025, Banco de México issued a new regulatory provision in connection with the use of employee benefits as collateral for financial services contracted by workers. This provision, which expands financing options by allowing any banking institution to offer payroll-related credit, is aimed at improving credit terms for workers by promoting competition among financial institutions.

Financial Technology

On July 22, 2025, in an initiative reaffirming the commitment to technological innovation in the public sector, the Servicio de Administración Tributaria (Tax Administration Service, or SAT) and the CNBV signed a collaboration agreement to promote digitalization and security in financial regulatory processes through the use of an electronic signature (e.firma), with the objective of incorporating the electronic signature as an authentication mechanism in various internal processes and in interactions with financial entities and the public.

Securities Markets

On September 12, 2025, the Índice de Precios y Cotizaciones (Stock Market Index, or IPC), which is calculated based on a group of the thirty-five most actively traded shares, stood at 61,798.94 points, representing a 24.81% increase from the level at December 31, 2024.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Foreign Trade Performance

The following table provides information about the value of Mexico’s merchandise exports and imports (excluding tourism) for the periods indicated.

Table No. 7 – Exports and Imports

	First six months
	2024(1)		2025(1)
	(in millions of dollars, except average price of the Mexican crude oil mix )
Merchandise exports (f.o.b.)
Oil and oil products	U.S.$	14,867.2	U.S.$	11,187.1
Crude oil		11,283.5		7,910.0
Other		3,583.6		3,277.1
Non-oil products		284,810.1		301,541.0
Agricultural		13,264.2		12,237.8
Mining		5,143.1		6,276.9
Manufactured goods(2)		266,402.7		283,026.3

Total merchandise exports		299,677.2		312,728.1

Merchandise imports (f.o.b.)
Consumer goods		48,637.2		44,332.9
Intermediate goods(2)		231,209.6		239,602.7
Capital goods		30,746.1		27,359.9

Total merchandise imports		310,592.9		311,295.5

Trade balance	U.S.$	(10,915.7)	U.S.$	1,432.6

Average price of Mexican oil mix(3)	U.S.$	73.4	U.S.$	62.4

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)	Includes the in-bond industry.
(3)	In U.S. dollars per barrel.

Source: Banco de México/PEMEX.

Foreign Trade Relations and Agreements

On July 23, 2025, with the goal of strengthening the safe trade of animal and plant products, Mexico’s Ministry of Agriculture and Rural Development collaborated with the Department of Agricultural Defense of Brazil’s Ministry of Agriculture, Livestock and Supply (MAPA) to enhance commercial ties between the two countries. The National Service of Agri-Food Health, Safety and Quality (Senasica) hosted Brazilian officials to establish a work plan benefiting food production in both nations.

On August 5, 2025, with the purpose of strengthening the safe trade of agri-food products between Mexico and Canada, the sanitary agencies of both countries started working on strategies to streamline existing protocols and facilitate trade of new products, benefiting producers and consumers in both nations. In a virtual meeting, Mexico’s Ministry of Agriculture and Rural Development, the Senasica, and the Canadian Food Inspection Agency (CFIA) emphasized the importance of cooperation to ensure the flow of safe food.

Balance of Payments and International Reserves

The following table sets forth Mexico’s balance of payments for the periods indicated:

Table No. 8 – Balance of Payments

	First six months
	2024(1)		2025(1)
	(in millions of dollars)
Current account(2)	U.S.$	(25,491.3)	U.S.$	(10,965.2)
Credits		375,202.7		390,214.8
Merchandise exports (f.o.b.)		299,993.4		313,056.4
Non-factor services		32,356.9		36,223.7
Transport		5,469.9		4,636.8
Tourism		17,578.1		18,680.8
Insurance and pensions		2,792.8		2,443.8
Financial services		397.3		428.4
Others		6,118.9		10,033.8
Primary income		11,059.0		10,926.0
Secondary income		3,977.9		3,779.6
Debits		31,793.4		30,008.7
Merchandise imports (f.o.b.)		400,694.0		401,180.0
Non-factor services		310,945.6		311,673.8
Transport		35,416.0		35,810.3
Tourism		12,280.6		12,271.1
Insurance and pensions		5,588.3		5,509.0
Financial services		1,566.4		910.5
Others		256,094.3		257,172.9
Primary income		53,593.3		53,072.8
Secondary income		739.0		623.2
Capital account		7.2		-3.0
Credit		185.1		102.9
Debit		177.9		105.9
Financial account		(26,758.3)		(5,645.6)
Direct investment		(31,069.6)		(28,097.0)
Portfolio investment		545.7		8,942.0
Financial derivatives		2,898.8		3,717.3
Other investment		(9,113.0)		(1,262.0)
Reserve assets		9,979.9		11,054.1
International reserves		11,462.9		17,323.5
Valuation adjustment		1,483.0		6,269.4
Errors and omissions		(1,274.2)		5,322.7

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)

Current account figures are calculated according to a methodology developed to conform to new international standards under which merchandise exports and merchandise imports include the in-bond industry.

Source: Banco de México.

In the second quarter of 2025, Mexico’s current account registered a surplus of U.S.$206 million, or 0.04% of GDP, compared to a deficit of U.S.$911 million, or 0.19% of GDP, in the second quarter of 2024. The increase in the current account balance was the result of an increase in the non-oil merchandise balance and a decrease in the services deficit, which were partially offset by increases in the primary income and oil merchandise balance deficits, as well as a decrease in the secondary income surplus.

International Reserves and Assets

The following table sets forth Banco de México’s international reserves and net international assets at the end of each period indicated.

Table No. 9 – International Reserves and Net International Assets (1)

	End-of-Period International Reserves(2)(3)	End-of-Period Net International Assets
	(in billions of U.S dollars)
2021	202.4	207.7
2022	199.1	201.1
2023	212.8	214.3
2024	228.8	231.8
2025(4):
January	230.8	240.7
February	234.3	245.5
March	237.0	246.5
April	239.1	245.8
May	240.0	246.2
June	241.5	248.9
July	242.3	251.2
August	244.4	248.9

(1)

“Net international assets” are defined as: (a) gross international reserves, plus (b) assets with maturities greater than six months derived from credit agreements with central banks, less (x) liabilities outstanding to the International Monetary Fund (IMF) and (y) liabilities with maturities of less than six months derived from credit agreements with central banks.

(2)	Includes gold, Special Drawing Rights (international reserve assets created by the IMF) and foreign exchange holdings.
(3)	“International reserves” are equivalent to: (a) gross international reserves, minus (b) international liabilities of Banco de México with maturities of less than six months.
(4)	Preliminary figures.

Source: Banco de México.

Foreign Investment in Mexico

On July 13, 2025, the Ministry of Economy reported progress in the establishment of Investment Promotion Committees across the states, an initiative aimed at fostering and sustaining national and foreign investment. Moreover, committees were launched in Campeche, Baja California Sur and in San Luis Potosí, bringing the total amount of state committees to eight. The strategy envisions the creation of 32 state committees and one national committee, under the Plan México, as a formal and reliable space for dialogue between the federal government and the business sector.

PUBLIC FINANCE

General

During the first half of 2025, fiscal balances remained in line with the targets set forth in the 2025 Economic Package, due to a strong tax revenue performance and income from public entities and companies, and fiscally responsible public spending.

On September 4, 2025, a decree was published in the Official Gazette approving the Programa Nacional de Financiamiento del Desarrollo 2025-2030 (National Development Financing Program 2025-2030), which was prepared by the Ministry of Finance and Public Credit as part of the National Development Plan. The program seeks to ensure the efficient and transparent use of public resources under the principles of republican austerity, promote balanced economic growth among regions and strengthen public sector revenues. The program will be mandatory for federal agencies, and its implementation will be supervised by the Ministry of Finance and Public Credit together with the Ministry of Anticorruption and Good Governance.

Fiscal policy

On August 22, 2025, the Ministry of Finance and Public Credit published an Acuerdo (Agreement) in the Official Gazette establishing fiscal stimulus amounts, pursuant to decrees in effect since 2020, for gasoline sales in municipalities bordering Guatemala. The regulation, which aims to reduce price disparities with neighboring countries and support regional competitiveness, sets forth the differentiated per-liter subsidies based on fuel type and region, ranging from Ps. 1.167 to Ps. 2.549, that were effective between August 23 and August 29, 2025.

The Budget

Selected estimated budget expenditures and preliminary results are set forth in the table below.

Table No. 10 – Selected Budgetary Expenditures; 2025 Expenditure Budget

(In Billions of Pesos)

	Actual
	2024(1)		First six months of 2024(1)		First six months of 2025(1)		2025 Budget(2)
Health	Ps.	65.6	Ps.	27.9	Ps.	23.6	Ps.	66.7
Education		449.1		242.1		234.6		450.9
Housing and community development		15.1		10.3		9.3		38.0
Government debt service		1,042.5		532.8		597.7		1,149.6
CFE and PEMEX debt service		107.9		75.2		102.8		186.4
PEMEX debt service		73.1		56.0		80.4		147.9
CFE debt service		34.7		19.2		22.4		38.5

(1)	Preliminary figures.
(2)

2025 Budget figures represent budgetary estimates for the full year, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2025. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2025 economic results.

Source: Ministry of Finance and Public Credit.

The table below sets forth the budgetary results for the periods indicated. It also sets forth certain assumptions and targets from Mexico’s 2025 Budget.

Table No. 11 – Budgetary Results; 2025 Budget Assumptions and Targets

	Actual
	2024(1)	First six months of 2024(1)	First six months of 2025(1)	2025 Budget(2)
Real GDP growth (%)(3)	1.4%	1.9%	0.4%	2.0-3.0%
Increase in the national consumer price index (%)(4)	4.2%	5.0%	4.3%	3.5%
Average export price of Mexican oil mix (U.S.$/barrel)(5)	70.24	73.48	62.54	57.8
Average exchange rate (Ps./$1.00)	18.3	17.1	20.0	18.7
Average rate on 28-day Cetes (%)	10.7%	11.0%	9.0%	8.9%
Public sector balance as % of GDP(6)	(4.9)%	(2.1)%	(1.2)%	(3.2)%
Primary balance as % of GDP(6)	(1.5)%	(0.4)%	0.7%	(0.6)%
Current account deficit as % of GDP	(0.9)%	(2.6)%	(1.2)%	(0.4)%

(1)	Preliminary figures.
(2)

2025 Budget figures represent budgetary estimates for the full year, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2025. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2025 economic results.

(3)	Figures represent year-over-year change for the first six months of 2024 and first six months of 2025.
(4)	Figures represent the 12-month percentage change in the consumer price index for the last month in the period indicated.
(5)

The Government entered into hedging agreements to mitigate the effects of a change in oil prices with respect to the level that was assumed in the 2025 Revenue Law. Therefore, the approved expenditures level should not be affected if the weighted average price of crude oil. exported by PEMEX for the year falls below the price assumed in the 2025 Budget.

(6)

Includes the effect of expenditures related to the issuance of bonds pursuant to reforms to the Ley del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado (Law of the Institute for Social Security and Social Services of Government Workers, or ISSSTE Law) and the recognition as public sector debt of certain long-term infrastructure-related projects (PIDIREGAS) obligations, as discussed under “Public Finance—Revenues and Expenditures—General.”

Source: Ministry of Finance and Public Credit.

Revenues and Expenditures

On August 14, 2025, INEGI published the Estadística de Finanzas Públicas Estatales y Municipales 2024 (State and Municipal Public Finance Statistics, or EFIPEM), which consolidates information on revenue, expenditure, public debt, and federal transfers by state and municipality based on data reported by local treasuries. This update allows for more timely and comparable monitoring of state and municipal budget execution, strengthens multi-year fiscal planning, and provides key inputs for performance evaluation, aligning territorial public spending with the objectives of the 2025–2030 National Development Plan and Mexico’s international sustainable development commitments.

The following table presents the composition of public sector budgetary revenues for the first six months of 2024 and 2025 in billions of pesos. It also sets forth certain assumptions and targets from Mexico’s 2025 Budget.

Table No. 12 – Public Sector Budgetary Revenues

(In Billions of Pesos)(1)

	Actual
	First six months of 2024(2)	First six months of 2025(2)	2025 Budget(3)
Budgetary revenues	3,818.8	4,104.8	8,055.6
Federal Government	2,799.6	3,210.1	5,952.0
Taxes	2,529.1	2,838.4	5,297.8
Income tax(4)	1,436.8	1,610.6	2,859.7
Value-added tax	670.9	764.9	1,463.3
Excise taxes	311.8	321.3	713.8
Import duties	59.1	81.8	151.8
Tax on the exploration and exploitation of hydrocarbons	3.4	3.4	7.1
Export duties	0.0	0.0	0.0
Other	47.2	56.4	102.0
Non-tax revenue	270.5	371.7	654.2
Fees and tolls(5)	83.2	96.5	151.2
Transfers from the Mexican Petroleum Fund for Stabilization and Development	90.3	128.1	279.8
Fines and surcharges	96.9	147.0	223.2
Other	0.0	0.0	0.0
Public enterprises and agencies	1,019.1	894.7	2,103.7
PEMEX(6)	455.5	314.8	860.9
Others(7)	563.7	579.9	1,242.8

Note: Numbers may not total due to rounding.

(1)	Nominal pesos.
(2)	Preliminary figures.
(3)

2025 Budget figures represent budgetary estimates, based on the economic assumptions contained in the General Economic Policy Guidelines and in the Economic Program for 2025. These figures do not reflect actual results for the year or updated estimates of Mexico’s 2025 economic results.

(4)	Includes tax and oil Impuesto Sobre la Renta (Income Tax).
(5)	Includes oil and non-tax duties.
(6)	Includes oil revenues, which are classified as non-tax revenues for information consistency purposes.
(7)	Includes CFE, IMSS and ISSSTE.

Source: Ministry of Finance and Public Credit.

Revenues

Taxation and Tax Revenues

On August 20, 2025, the SAT and the Agencia de Transformación Digital y Telecomunicaciones (Digital Transformation and Telecommunications Agency) launched a joint strategy to modernize and simplify certain tax procedures to strengthen efficiency and cybersecurity, increase tax collection, and facilitate public access to tax services.

Expenditures

Health and Labor, Education and Other Social Welfare Expenditures

On July 17, 2025, an amendment to the Programa de Crédito 2025 del Fondo de la Vivienda (2025 Credit Program of the Housing Fund) was published in the Official Gazette, authorizing an additional Ps. 7 billion for the Programa Fondo de la Vivienda Mujeres (Housing Fund Women’s Program), which aims to offer financing to female government workers with interest rates ranging from 2% to 3.5%.

On July 21, 2025, the Mexican government expanded welfare benefits to Mexican women between the ages of 60 and 64 through the Pensión Mujeres del Bienestar (Women’s Welfare Pension), which offers Ps. 3,000 bi-monthly cash subsidies, starting in September 2025. Upon reaching the age of 65, beneficiaries will automatically become eligible for the Pensión para el Bienestar de las Personas Mayores (Pension for the Wellbeing of Older Adults).

On September 5, 2025, a decree approving the Programa Sectorial de Educación 2025-2030 (Sectoral Education Program 2025-2030) was published in the Official Gazette, establishing guidelines for federal educational institutions to guarantee the right to free, inclusive, intercultural and quality public education. The program’s objectives include (i) strengthening teacher training, (ii) expanding educational coverage at all levels, (iii) reducing inequality, (iv) promoting critical and scientific thinking, and (v) linking education to social welfare and sustainable development. The implementation of the program will be overseen by the Secretaría de Educación Pública (Ministry of Public Education), the Ministry of Finance and Public Credit and the Ministry of Anti-Corruption and Good Governance.

Government Agencies and Enterprises

On August 14, 2025, the Ministry of Finance and Public Credit published its annual Relación de las Entidades Paraestatales de la Administración Pública Federal (List of Parastatal Entities of the Federal Public Administration) in the Official Gazette, including decentralized agencies, companies with majority state participation, public trusts, and state-owned public companies, as well as those in the process of divestiture.

PUBLIC DEBT

Historical Balance of Public Sector Borrowing Requirements

The following table sets forth the Historical Balance of Public Sector Borrowing Requirements as a percentage of GDP at each of the dates indicated:

Table No. 13 – Historical Balance of Public Sector Borrowing Requirements

(Percentage of GDP)(1)

	At June 30, 2024	At June 30, 2025
Historical Balance of Public Sector Borrowing Requirements	47.3%	50.1%

(1)	The calculation of Historical Balance of Public Sector Borrowing Requirements is discussed in footnote 1 to Table No. 67 in “Public Debt—Historical Balance of Public Sector Borrowing Requirements.”

For an explanation of Mexico’s public debt classification, including an explanation of the Historical Balance of Public Sector Borrowing Requirements, please see “Public Debt—Public Debt Classification.”

Internal Debt

Internal Public Sector Debt

The following table summarizes the gross and net internal debt of the public sector at each of the dates indicated:

Table No. 14 – Gross and Net Internal Debt of the Public Sector

	At June 30, 2024		At June 30, 2025(1)
	(in billions of pesos)
Gross Debt	Ps.	12,770.1	Ps.	14,288.0
By Term
Long-term		12,063.8		13,788.5
Short-term		706.3		499.5
By User
Federal Government		11,990.7		13,524.4
State-Owned Public Companies (PEMEX and CFE)		389.8		328.4
Development Banks		389.6		435.3
Financial Assets		512.0		607.8
Total Net Debt	Ps.	12,258.1	Ps.	13,680.2
Gross Internal Debt/GDP(2)		38.6%		40.6%
Net Internal Debt/GDP(2)		37.1%		38.8%

(1)	Preliminary figures.
(2)	The calculation of net internal debt is discussed in footnote 2 to Table No. 68 in “Public Debt—Internal Debt—Internal Public Sector Debt.”

Internal Government Debt

As of September 12, 2025, there was no debt of any state or municipality guaranteed by the Government outstanding.

On July 28, 2025, the Ministry of Finance and Public Credit carried out a refinancing transaction in the amount of Ps. 99.881 in the local market consisting of CETES, M bonos and short-term unidad de inversión (Investment Units, or UDIs) denominated bonds (“Udibonos”). In exchange, new instruments with maturities between 2029 and 2054 were issued, strengthening the local market yield curve.

The following table summarizes the gross and net internal debt of the Government at each of the dates indicated.

Table No. 15 – Gross and Net Internal Debt of the Government (1)

	At June 30, 2024(2)		At June 30, 2025(2)
	(in billions of pesos, except percentages)
Gross Debt
Government Securities	Ps.11,528.4	96.1%	Ps.13,061.8	96.6%
Cetes	1,505.8	12.6%	1,835.8	13.6%
Floating Rate Bonds(5)	2,040.6	17.0%	7,197.9	53.2%
Inflation-Linked Bonds	3,408.7	28.4%	4,040.9	29.9%
Fixed Rate Bonds	4,563.6	38.1%	5,017.1	37.1%
STRIPS of Udibonos	9.8	0.1%	10.1	0.1%
Other(3)	462.3	3.9%	462.6	3.4%

Total Gross Debt	Ps.11,990.7	100.0%	Ps.13,524.4	100.0%

Net Debt
Financial Assets(4)	252.7		204.7

Total Net Debt	Ps.11,737.9		Ps.13,319.6

Gross Internal Debt/GDP	36.3%		38.38%
Net Internal Debt/GDP	35.5%		37.80%

Note: Numbers may not total due to rounding.

(1)

Internal debt figures do not include securities sold by Banco de México in open-market operations to manage liquidity levels pursuant to Regulación Monetaria. This is because this does not increase the Government’s overall level of internal debt. Banco de México must reimburse the Government for any allocated debt that Banco de México sells into the secondary market and that is presented to the Government for payment. If Banco de México undertakes extensive sales of allocated debt in the secondary market, however, this can result in an elevated level of outstanding internal debt as compared to the Government’s figure for net internal debt.

(2)	Preliminary figures.
(3)	Includes Ps. 97.5 billion at June 30, 2024 and Ps. 87.7 billion at June 30, 2025 in liabilities associated with social security under the ISSSTE Law.
(4)	Includes the net balance (denominated in pesos) of the General Account of the Tesorería de la Federación (Treasury of the Federation) in Banco de México.
(5)

Figures in connection with BONDES D, BONDES F and BONDES G floating rate bonds, which are linked to the one-day tasa de interés interbancaria de equilibrio (equilibrium interbank interest rate, or TIIE).

Source: Ministry of Finance and Public Credit.

External Debt

External Public Sector Debt

According to preliminary figures, as of June 30, 2025, outstanding gross external public sector debt totaled U.S.$240.3 billion, an approximate U.S.$19.2 billion increase from the U.S.$ 221.0 billion outstanding on December 31, 2024. Of this amount, U.S.$231.8 billion represented long-term debt and U.S.$8.5 billion represented short-term debt. Net external indebtedness increased by U.S.$18.5 billion during the first six months of 2025.

The following tables set forth a summary of Mexico’s external public sector debt, including a breakdown of such debt by type, a breakdown of such debt by currency and net external public sector debt at the dates indicated.

Table No. 16 – Summary of External Public Sector Debt by Type (1)(2)

	At June 30, 2024(3)		At June 30, 2025(3)
	(in millions of U.S. dollars)
Long-Term Direct Debt of the Government	U.S.$	127,367.6	U.S.$	140,645.7
Long-Term Debt of Budget Controlled Agencies		79,878.3		85,716.2
Other Long-Term Public Debt(4)		5,163.9		5,402.7

Total Long-Term Debt	U.S.$	212,409.8	U.S.$	231,764.6

Total Short-Term Debt		6,600.0		8,488.8

Total Long and Short-Term Debt	U.S.$	219.009.8	U.S.$	240,253.4

Table No. 17 – Summary of External Public Sector Debt by Currency (1)

	At June 30, 2024(3)			At June 30, 2025(3)
	(in millions of U.S. dollars, except for percentages)
U.S. Dollars	U.S.$	166,794	76.2%	U.S.$	178,659	74.4%
Japanese Yen		5,545	2.5%		7,489	3.1%
Swiss Francs		2,589	1.2%		4,205	1.8%
Pounds Sterling		1,833	0.8%		1,987	0.8%
Euros		29,320	13.4%		34,304	14.3%
Others		12,930	5.9%		13,609	5.7%

Total	U.S.$	219,010	100.0%	U.S.$	240,253	100.0%

Table No. 18 – Net External Debt of the Public Sector (1)

	At June 30, 2024(3)		At June 30, 2025(3)
	(in millions of U.S. dollars, except for percentages)
Total Net Debt	U.S.$	213,924.7	U.S.$	232,431.6
Gross External Debt/GDP		11.8%		12.6%
Net External Debt/GDP		11.5%		12.2%

Note: Numbers may not total due to rounding.

(1)	Preliminary figures.
(2)

External debt denominated in foreign currencies other than U.S. dollars has been translated into dollars at exchange rates as of each of the dates indicated. External public debt does not include (a) repurchase obligations of Banco de México with the IMF (none of which was outstanding as of June 30, 2025) or (b) loans from the Commodity Credit Corporation to public sector Mexican banks. External debt is presented herein on a “gross” basis and includes external obligations of the public sector at their full outstanding face or principal amount. For certain informational and statistical purposes, Mexico sometimes reports its external public sector debt on a “net” basis, which is calculated as the gross debt net of certain financial assets held abroad. These financial assets include Mexican public sector external debt that is held by public sector entities but that has not been cancelled.

(3)	Adjusted to reflect the effect of currency swaps.
(4)	Includes debt of development banks and other administratively-controlled agencies whose finances are consolidated with those of the Government.

Source: Ministry of Finance and Public Credit.

External Government Debt

On July 18, 2025, the credit rating agency JCR reaffirmed its A- rating with a stable outlook for Mexico’s long-term foreign currency debt. On September 8, 2025, the credit agency Standard & Poor’s reaffirmed its BBB credit rating with a stable outlook for Mexico’s long-term foreign currency debt.

The following tables set forth a summary of Mexico’s external Government debt, including the gross external Government debt, net external Government debt and net Government debt at the dates indicated.

Table No. 19 – Gross External Debt of the Government by Currency (1)

	At June 30, 2024			At June 30, 2025
	(in millions of U.S. dollars, except for percentages)
U.S. Dollars	U.S.$	84,448	66.3%	U.S.$	87,881	62.5%
Japanese Yen		4,817	3.8%		6,679	4.7%
Swiss Francs		2,589	2.0%		4,205	3.0%
Pounds Sterling		1,264	1.0%		1,370	1.0%
Euros		22,221	17.4%		27,688	19.7%
Others		12,028	9.4%		12,823	9.1%

Total	U.S.$	127,368	100.0%	U.S.$	140,646	100.0%

(1)

In connection with certain measures to support PEMEX in the management and improvement of its balance sheet, on August 14, 2025, the Mexican Government, as sponsor, agreed to, upon the occurrence of certain events, issue and sell to a special purpose vehicle, which on such date issued $12 billion in aggregate face amount of pre-capitalized securities redeemable on August 17, 2030 (the “P-Caps”), an aggregate principal amount of Mexico’s notes due 2030 (the “Notes”), in an amount equivalent to the aggregate face value of the outstanding P-Caps. The P-Caps are not consolidated with the liabilities of PEMEX or Mexico, and are not guaranteed by Mexico. The Notes, when and if issued by Mexico, will constitute public debt of the Mexican Government, according to the relevant regulatory provisions of the Mexican Government, but are not included in the table above as the Notes have not been issued. See “Certain Financing and Support Transactions” in the Form 18-K/A filed on August 29, 2025.

Table No. 20 – Net External Debt of the Government

	At June 30, 2024			At June 30, 2025
	(in millions of U.S. dollars, except for percentages)
Total Net Debt	U.S.$	123,476.6		U.S.$	134,870.0
Gross External Debt/GDP		6.8	%(2)		7.4	%(2)
Net External Debt/GDP		6.6	%(2)		7.1	%(2)

Table No. 21 – Net Debt of the Government

	At June 30, 2024	At June 30, 2025
Internal Debt	83.5%	83.9%
External Debt(1)	16.5%	16.1%

Note: Numbers may not total due to rounding.

(1)	The calculation of external debt is discussed in footnote 3 to Table No. 77 in “Public Debt—External Public Debt—External Public Sector Debt.”
(2)	Preliminary figures.

Source: Ministry of Finance and Public Credit.

External Securities Offerings and Liability Management Transactions

On July 2, 2025, Mexico issued U.S.$3,949,715,000 of its 5.850% Global Notes due 2032 and U.S.$2,850,768,000 of its 6.625% Global Notes due 2038. Mexico used a portion of the proceeds from this offering to redeem in full all of its outstanding 4.125% Global Notes due 2026 on August 1, 2025. Concurrently, Mexico conducted a tender offer pursuant to which it offered to purchase for cash its outstanding notes of the series set forth in the offer to purchase dated June 23, 2025. In the tender offer, Mexico offered investors the opportunity to switch notes of the series listed in the table below for the 5.850% Global Notes due 2032 and the 6.625% Global Notes due 2038. A summary of the tender offer results follows:

Old Notes	Aggregate Principal Amount of Tenders Accepted		Outstanding Amount After Tender Offer
4.150% Global Notes due 2027	U.S.$	483,684,000	U.S.$	1,891,166,000
3.750% Global Notes due 2028	U.S.$	268,564,000	U.S.$	1,609,838,000
5.400% Global Notes due 2028	U.S.$	82,390,000	U.S.$	1,167,610,000
4.500% Global Notes due 2029	U.S.$	401,311,000	U.S.$	2,684,332,000
5.000% Global Notes due 2029	U.S.$	220,212,000	U.S.$	779,788,000
3.250% Global Notes due 2030	U.S.$	248,745,000	U.S.$	2,010,492,000
6.000% Global Notes due 2030	U.S.$	294,156,000	U.S.$	1,705,844,000
2.659% Global Notes due 2031	U.S.$	398,704,000	U.S.$	2,997,358,000
8.300% Global Notes due 2031	U.S.$	103,488,000	U.S.$	1,053,407,000

On August 1, 2025, Mexico redeemed in full €1,327,437,000 of its outstanding 1.625% Global Notes due 2026.